Exhibit 10.3

AMENDMENT NO. 1

INTERNATIONAL PAPER COMPANY

UNFUNDED SUPPLEMENTAL RETIREMENT PLAN

FOR SENIOR MANAGERS

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers, as amended and restated January 1, 2008 (the “SERP”), is hereby amended effective the 13th day of October 2008, as follows:

1. By deleting Section 11(B) in its entirety and inserting the following language in lieu thereof:

“(B) For purposes of this Section 11, the term “Change of Control” of the Company shall mean:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, hereinafter the “Exchange Act”) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s voting stock representing 30% or more of the voting power of the Company’s outstanding voting stock, provided, however, that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan;

(2) during any period of 2 consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period;

(3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock or voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, voting stock representing more than 50% of the voting power of the voting stock of the surviving person immediately after giving effect to such transaction;

(4) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; or

(5) the shareholders of the Company approve a complete liquidation or dissolution of the Company.